UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2025

KALA BIO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38150	27-0604595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1167 Massachusetts Avenue

Arlington, MA 02476

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 996-5252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KALA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2025, KALA BIO, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell in a registered direct offering (the “Offering”) (i) 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to an aggregate of 9,100,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), at a purchase price of $1.00 per Share (less $0.0001 per Pre-Funded Warrant). The gross proceeds to the Company from the Offering were $10 million before deducting placement agent fees and other offering expenses payable by the Company.

The Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-270263) which was filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2023, as amended, and declared effective by the SEC on May 11, 2023, and related base prospectus and a prospectus supplement dated December 4, 2025, thereunder.

The Pre-Funded Warrants have an initial exercise price per share of $0.0001, subject to certain adjustments. The Pre-Funded Warrants may be exercised at any time until exercised in full, except that a holder (together with its affiliates) will not be entitled to exercise any portion of any Pre-Funded Warrant, which, upon giving effect to such exercise would cause the aggregate number of shares of the Company’s Common Stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, upon election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately prior to or after giving effect to the exercise, subject to such holder’s rights under the Pre-Funded Warrants to increase or decrease such percentage to another percentage not in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded warrants, provided that any increase shall only be effective upon at least 61 days’ prior notice from such holder to the Company.

The Offering closed on December 5, 2025 (the “Closing Date”). The Company currently plans to use the net proceeds from the Offering for the repayment of certain indebtedness and general corporate purposes.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Investor. Additionally, the Company has agreed to provide the Investor with customary indemnification under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) until thirty (30) days following the Closing Date, and not to issue any Common Stock or Common Stock Equivalents in a Variable Rate Transaction (as defined in the Purchase Agreement) for one (1) year from the Closing Date, subject to an exception as contained therein.

The Company entered into an engagement letter with H.C. Wainwright & Co., LLC (the “Placement Agent”) on December 1, 2025, as amended, pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the Offering. Pursuant to the engagement letter, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 8.0% of the gross proceeds received in the Offering, $50,000 for fees and expenses of its legal counsel and other out-of-pocket expenses, and $15,950 for clearing expenses.

The foregoing description of the Purchase Agreement and the Pre-Funded Warrants is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement and Pre-Funded Warrant, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and is incorporated by reference herein.

The legal opinion and consent of Haynes and Boone, LLP relating to the validity of the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On December 4, 2025, the Company issued a press release announcing the pricing of the Offering. On December 5, 2025, the Company issued a press release announcing the closing of the Offering. The full text of the press releases are attached hereto as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant issued on December 5, 2025
5.1	Opinion of Haynes and Boone, LLP
10.1	Securities Purchase Agreement, dated December 4, 2025, by and among KALA BIO, Inc. and the investor named therein
23.1	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1)
99.1	Press Release, dated December 4, 2025
99.2	Press Release, dated December 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALA BIO, INC.

Date: December 5, 2025	By:	/s/ David Lazar
David Lazar
Chief Executive Officer

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